Exhibit 10.60

March 1, 2011

Mr. Richard Moore

[                             ]

[                             ]

Re:	MF Global – Employment Agreement

Dear Richard:

This is your EMPLOYMENT AGREEMENT (this “Agreement”) with MF Global Holdings Ltd., a Delaware corporation (“MF Global”). This Agreement sets forth the terms of your employment with MF Global and its subsidiaries and affiliates (together, the “MF Global Group”).

1.	Terms Schedule

Some of the terms of your employment are in the attached schedule (your “Schedule”), which is part of this Agreement.

2.	Term of Your Employment

The term of this Agreement will begin on the “Commencement Date” set forth in your Schedule and will end at the close of business on March 31, 2014 (the “Agreement Term”). Commencing employment, the Agreement Term will extend for successive (2) year periods upon written notice by MF Global to you not later than six (6) months prior to the expiration of the initial or any successive term of this Agreement (unless you provide written notice of non-extension within (1) month after such notice). All references to “your employment” in this Agreement will refer to your employment during the Agreement Term.

The provisions of Sections 5(d), 7, 8, 10, 11 and 12, and the provisions of the Schedule applicable thereto, shall survive the termination of the Agreement Term and any concurrent or subsequent termination of your employment thereunder and shall continue to be in effect thereafter to the extent applicable; Section 6 and the provisions of the Schedule applicable thereto, shall survive any termination of your employment occurring prior to the expiration of the Agreement Term.

3.	Your Position, Performance and Other Activities

(a)	Position. You will be employed in the position stated in your Schedule. You acknowledge that because of the autonomous nature of your role the duration of your working time is not measured or monitored or determined by MF Global so that the limit on weekly working time set out in Regulation 4 of the Working Time Regulations 1998 (or such other regulations as may from time to time come into force) does not apply to your employment.

MF Global Holdings USA Inc.

717 Fifth Avenue

9th Floor

New York, New York 10022-8101

Tel 212-589-6200

Fax 212-589-6250

www.mfglobal.com

(b)	Authority, Responsibilities, and Reporting. Your authority, responsibilities and reporting relationships will correspond to your position and will include any particular authority, responsibilities and reporting relationships consistent with your position that MF Global’s Board of Directors (the “Board”) or any officer of the MF Global Group to whom you report may assign to you from time to time. Any specific reporting relationship provided in your Schedule replaces the relationship provided in this Section 3(b), and any specific authority or responsibility provided in your Schedule is in addition to that provided in this Section 3(b). On the termination of your employment (howsoever arising) or on either MF Global or you having served notice of such termination, you shall at the request of MF Global resign from office as a director of MF Global or any member of the MF Global Group and all offices held by you in any member of the MF Global Group and shall transfer without payment to MF Global or as MF Global may direct any third party any shares or other securities held by you in MF Global or any member of the MF Global Group as a nominee or trustee for MF Global or any member of the MF Global Group and deliver to MF Global the related certificates, provided however that such resignation shall be without prejudice to any claims which you may have against MF Global or any member of the MF Global Group arising out of the termination of the employment.

(c)	Performance. During your employment, you will devote substantially all of your business time and attention to the MF Global Group and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability.

(d)	Other Activities. During your employment, you will not render any business, commercial or professional services to any non-member of the MF Global Group. However, you may (1) serve, with the prior written approval of the Chief Executive Officer of MF Global, on civic, educational or charitable boards or committees and, with the prior written approval of the Board, on other corporate boards or committees (which approval previously was granted for those boards and committees set forth in the Schedule), (2) manage personal investments, or (3) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as the activities in clauses (1) through (3) above do not significantly interfere with your performance of your responsibilities under this Agreement.

4.	Your Compensation

(a)	Salary. You will receive an annual base salary (your “Salary”). The starting amount of your Salary is in your Schedule. MF Global will review your Salary at least annually and may increase it at any time for any reason. However, your Salary may not be decreased at any time (including after any increase) other than as part of an across-the-board salary reduction that applies in the same manner to all similarly situated executives, and any increase in your Salary will not reduce or limit any other obligation to you under this Agreement. Your Salary will be paid in accordance with the MF Global Group’s normal practices for similarly situated executives.

(b)	Bonus. You will be eligible to receive an annual bonus (your “Bonus”) for each fiscal year of MF Global ending during your employment, which may be paid in a combination of cash and equity-based awards. The amount and form of your Bonus, including the amount payable upon achievement of target-level performance, for each fiscal year (if any) will be determined by the Board (or a committee of the Board) or the person to whom you directly report and paid in a manner consistent with other similarly situated executives.

(c)	Other Executive Compensation Plans. You will be entitled to participate in all of the MF Global Group’s executive compensation plans, including any management incentive plans, long-term compensation plans, equity compensation option plans and deferred

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compensation plans, on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group.

5.	Your Benefits

(a)	Employee Benefit Plans. During your employment, you will be entitled to participate in the MF Global Group’s employee benefit and welfare plans, including plans providing medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group. Notwithstanding the foregoing, during your employment, you will not be pension-eligible.

(b)	Vacation. You will be entitled to paid annual vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the MF Global Group. Your participation in these plans is subject to the relevant plan rules.

(c)	Business Expenses. You will be reimbursed for all business and entertainment expenses incurred by you in performing your responsibilities under this Agreement. However, your reimbursement will be subject to the MF Global Group’s normal practices for similarly situated executives, provided that such reimbursements pursuant to this Section 5(c) will be paid no later than the end of the calendar year following the year in which such reimbursable expenses were incurred.

(d)	Indemnification. To the fullest extent permitted under the By-Laws of MF Global as in effect on your Execution Date set forth below and with any subsequent changes mandated by applicable law (“By-Laws”) and subject to any limitations imposed by applicable legislation, MF Global will indemnify you against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against you arising by reason of your status as a director, officer, employee and/or agent of the MF Global Group during your employment, and for your period of employment you are an “Officer” as provided in the By-Laws. You will at all relevant times be covered under any contract of directors and officers liability insurance that covers directors of MF Global (other than any coverage that specifically covers solely independent directors).

(e)	Stock Option Grant. You will receive a Stock Option Grant in accordance with your Schedule.

(f)	Additional Benefits. During your employment, you will be provided the additional benefits stated in your Schedule.

6.	Termination of Your Employment

(a)	No Reason Required. You or MF Global may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 6(c).

(b)	Related Definitions.

(1)

“Cause” means any of the following: (A) your continued and willful failure to perform substantially your responsibilities to the MF Global Group under this Agreement, after demand for substantial performance has been given by the Board or any officer of the MF Global Group to whom you report that specifically identifies how you have not substantially performed your responsibilities; (B) your willful engagement in illegal conduct or in gross misconduct in connection with the business of the MF Global Group; (C) your conviction of, or plea of guilty or

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nolo contendere to, a felony or comparable offence in any relevant jurisdiction; (D) your willful and material breach of the MF Global Group’s written code of conduct and business ethics or other written policy, procedure or guideline relating to personal conduct in effect from time to time or Section 7 or 8; (E) your willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory authority; or (F) your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the MF Global Group under this Agreement, if (i) the disqualification, bar or loss continues for more than 60 days and (ii) during that period the MF Global Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid in full to the extent legally permissible).

For purposes of this definition, (i) no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the MF Global Group and (ii) any act or omission by you based on authority given pursuant to a resolution duly adopted by the Board will be deemed made in good faith and in the best interests of the MF Global Group.

MF Global must give you notice and 10 days to cure the first event constituting Cause under Section 6(b)(1)(D) or (E) (unless the event cannot be cured).

(2)	“Disability” means your absence from your responsibilities with MF Global on a full-time basis for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If MF Global determines in good faith that your Disability has occurred, it may give you a Termination Notice. If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 6(b)(2), your incapacity due to mental or physical illness or injury will not affect MF Global’s obligations under this Agreement (including that such illness or injury will not constitute a basis for Cause).

(c)	Advance Notice Generally Required.

(1)	To terminate your employment, either you or MF Global must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause; provided that the failure to include any fact in a Termination Notice that contributes to a showing of Cause does not preclude MF Global from asserting that fact in enforcing its rights under this Agreement.

(2)

You and MF Global agree to provide 60 days’ advance Termination Notice of any termination, unless your employment is terminated by MF Global for Cause or because of your Disability or death. Accordingly, the effective date of early termination of your employment will be 60 days after Termination Notice is given

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except that (A) the effective date will be the date of MF Global’s Termination Notice if your employment is terminated by MF Global for Cause, although MF Global may provide a later effective date in the Termination Notice, (B) the effective date will be 30 days after Termination Notice is given if your employment is terminated because of your Disability, (C) the effective date will be the time of your death if your employment is terminated because of your death and (D) in the event MF Global elects to waive all or a portion of the Termination Notice period, the effective date of termination of your employment will be the date provided by MF Global.

(d)	Without Cause. If MF Global terminates your employment without Cause prior to the expiration of the Agreement Term:

(1)	MF Global will pay the following as of the actual date of termination of your employment: (A) your unpaid Salary through the date of termination, (B) your Salary for any accrued but unused vacation through the date of termination, and (C) any accrued expense reimbursements and other cash entitlements (including for accrued expense reimbursement for which supporting documentation is submitted within a reasonable time after termination of your employment) (together, your “Accrued Compensation”). In addition, MF Global will pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the MF Global Group as of the end of your employment (together, the “Other Benefits”).

(2)	MF Global will pay your Severance Pay. Your “Severance Pay” means (A) your Salary multiplied by (B) the severance multiplier provided on your Schedule (your “Severance Multiplier”).

(e)	For Cause or Upon Your Resignation. If MF Global terminates your employment for Cause or you resign your employment, MF Global will pay your Accrued Compensation and your Other Benefits only.

(f)	For Your Disability or Death. If your employment terminates as a result of your Death or Disability, MF Global will pay your Accrued Compensation and will provide your Other Benefits.

(g)	Condition. Within 10 days after the date of your termination of employment pursuant to Section 6(d), MF Global will tender to you (or your estate) an agreement or agreements releasing from all liability (other than the payments and benefits contemplated by this Agreement) each member of the MF Global Group and any of their respective past or present officers, directors, employees or agents, in all relevant jurisdictions and imposing no other covenants upon you than are then effective under this Agreement or as provided in this Section 6(g), and setting forth your payments, benefits and other entitlements due under Section 6(d), as applicable. MF Global will not be required to make the payments and provide the benefits and other entitlements (other than the Accrued Compensation and Other Benefits) due under Section 6(d), as applicable, unless you (or your estate) execute and deliver such agreement to MF Global within 55 days following such date of termination, which you (or your estate) do not revoke. This agreement will be in the form normally provided by the MF Global Group to similarly situated executives at the time, which form, for the avoidance of doubt, will include a mutual non-disparagement covenant satisfactory to MF Global. If MF Global fails to tender such agreement to you (or your estate) within 10 days after the date of your termination of employment, the condition of payment under this Section 6(g) will be deemed satisfied.

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(h)	Timing. All Accrued Compensation will be paid promptly after the end of your employment. Subject to Section 6(g), any Severance Pay will be paid in one cash lump sum on the 55th day following the end of your employment. The benefits provided in this Section 6 will begin at the end of your employment.

(i)	Section 409A. To the extent you are subject to taxes under the Internal Revenue Code of 1986, as amended (the “Code”), or become subject to taxes under the Code, it is the parties’ intention that the payments and benefits to which you could become entitled in connection with your employment under this Agreement be exempt from or comply with Section 409A, and the regulations and other guidance promulgated thereunder.

7.	Proprietary Information.

(a)	Definition. “Proprietary Information” means confidential or proprietary information concerning (1) the MF Global Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (2) any other matter relating to the MF Global Group and (3) any matter relating to clients of the MF Global Group or other third parties having relationships with the MF Global Group. Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (2) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly, that is not authorized by the MF Global Group or (3) that you can establish was independently developed by you without reference to any Proprietary Information.

(b)	Use and Disclosure. You will obtain or create Proprietary Information in the course of your involvement in the MF Global Group’s activities and may already have Proprietary Information. You agree that the Proprietary Information is the exclusive property of the MF Global Group, and that, during your employment, you will use and disclose Proprietary Information only for the MF Global Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the MF Global Group. After your employment, you will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights the MF Global Group may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.

(c)	Return of Proprietary Information. When your employment terminates, you agree to return to MF Global all Proprietary Information, including all notes, mailing lists, rolodexes and computer files that contain any Proprietary Information. You agree to do anything reasonably requested by MF Global in furtherance of perfecting the MF Global Group’s possession of, and title to, any Proprietary Information that was at any time in your possession.

(d)	Limitations. Nothing in this Agreement prohibits you from providing truthful testimony concerning the MF Global Group to governmental, regulatory or self-regulatory authorities.

8.	On-going Restrictions on Your Activities

(a)	Related Definitions. This Section uses the following defined terms:

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“Competitive Enterprise” means any business enterprise that either (1) engages in any activity anywhere (x) as a futures commission merchant, broker dealer or similarly situated intermediary or (y) that is an activity in which MF Global Group is engaged on your date of termination and which represents more than 10% of MF Global’s pre-tax net income during the four completed fiscal quarters immediately prior to your date of termination or (2) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such an activity.

“Client” means any client or prospective client of the MF Global Group to whom you provided services or for whom you transacted business.

“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b)	Your Importance to the MF Global Group and the Effect of this Section 8. You acknowledge that:

(1)	In the course of your involvement in the MF Global Group’s activities, you will have access to Proprietary Information and the MF Global Group’s client base and will profit from the goodwill associated with the MF Global Group. On the other hand, in view of your access to Proprietary Information and your importance to the MF Global Group, if you compete with the MF Global Group for some time after your employment, the MF Global Group will likely suffer significant harm. In return for the benefits you will receive from the MF Global Group and to induce MF Global to enter into this Agreement, and in light of the potential harm you could cause the MF Global Group, you agree to the provisions of this Section 8. MF Global would not have entered into this Agreement if you did not agree to this Section 8.

(2)	This Section 8 limits your ability to earn a livelihood in a Competitive Enterprise and your relationships with Clients. You acknowledge, however, that complying with this Section 8 will not result in severe economic hardship for you or your family.

(c)

Transition and Other Assistance. During the 60 days after Termination Notice has been given, you will take all actions the MF Global Group may reasonably request to maintain for the MF Global Group the business, goodwill and business relationships with any Clients. In addition, while you are employed, and continuing after the termination of your employment with MF Global for a period of six (6) months, upon receipt of reasonable notice from MF Global (including outside counsel), you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with MF Global, and will provide assistance to MF Global in the defense or prosecution of any claim that may be made by or against the MF Global Group. Such cooperation shall include, without limitation, serving as a witness at trial or hearing, being deposed, and preparation for same or otherwise cooperating with MF Global as determined to be necessary by MF Global (including outside counsel) at its sole discretion, for the defense or prosecution of a claim. During the six (6) month period after termination of your employment with MF Global, MF Global shall reimburse you for all pre-approved, reasonable expenses in connection therewith, including travel expenses, and shall compensate you at a daily rate equal to your Salary on the date your employment terminated, divided by 200, with days used for preparation, travel and other related matters being included for purposes of determining the compensation due to you.

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To the extent reasonably practicable, MF Global shall provide you with notice at least 20 days prior to the date on which any such travel is required.

(d)	Non-Competition. Until the end of the period stated in the Schedule, you will not directly or indirectly:

(1)	hold a 5% or greater equity, voting or profit participation interest in a Competitive Enterprise; or

(2)	associate (including as a director, officer, employee, partner, sole proprietor, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(A)	that is substantially related to any activity that you were engaged in,

(B)	that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility, or

(C)	that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities;

in each case, for the MF Global Group at any time during the year before the end of your employment (or, if earlier, the year before the date of determination).

(e)	Non-Solicitation of Clients. Until the end of the period stated in the Schedule, you will not attempt to Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the MF Global Group.

(f)	Non-Solicitation of MF Global Group Employees. Until the end of the period stated in the Schedule, you will not attempt to Solicit anyone who is then an employee of the MF Global Group (or who was an employee of the group within the prior six (6) months) to apply for or accept employment with any Competitive Enterprise.

(g)	Notice to New Employers. Before you accept employment with any other person or entity while any of Section 8(c), (d), (e) or (f) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 8. You will deliver a copy of the notice required by the preceding sentence to MF Global no later than 30 days after commencing employment with such prospective employer.

9.	Effect on Other Agreements; Entire Agreement.

This Agreement is the entire agreement between you and MF Global with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

10.	Successors.

(a)	Payments on Your Death. If you die and any amounts become payable under this Agreement (including payments under Section 5(c), Section 5(d) and Section 6), MF Global will pay those amounts to your estate.

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(b)	Assignment by You. You may not assign this Agreement without MF Global’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 10(b), whether voluntary or involuntary, will be void.

(c)	Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving MF Global (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of MF Global’s consolidated assets (a “Sale”), MF Global will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of MF Global. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as MF Global under this Agreement.

11.	Disputes.

(a)	Employment Matter. This Section 11 applies to any controversy or claim between you and the MF Global Group arising out of or relating to or concerning this Agreement, or any aspect of your employment with MF Global or the termination of that employment (together, an “Employment Matter”). The process agent for MF Global Group with respect to any Employment Matter shall be MF Global UK Limited.

(b)	Mandatory Arbitration. Subject to the provisions of this Section 11, any Employment Matter will be finally settled by arbitration in London, England administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. However, the rules will be modified in the following ways: (1) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Section 7, (2) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs and (3) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by MF Global in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm other than a law firm, or individual, who provided services to MF Global or you at any time during the previous 10 years). Notwithstanding the preceding, to the extent the rules of any self-regulatory organization applicable to the MF Global Group require an Employment Matter to be arbitrated by different arbitration rules, such required arbitration rules will apply.

(c)	Limitation on Damages. You and the MF Global Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.

(d)

Injunctions and Enforcement of Arbitration Awards. You or the MF Global Group may bring an action or special proceeding in a court of competent jurisdiction sitting in London, England to enforce any arbitration award under Section 11(b). Also, the MF Global Group may bring such an action or proceeding, in addition to its rights under

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Section 11(b) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 7 and 8. You agree that (1) your violating any part of Sections 7 and 8 would cause damage to the MF Global Group that cannot be measured or repaired, (2) the MF Global Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the MF Global Group to receive such an injunction, order or other relief and (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate.

(e)	Jurisdiction and Choice of Forum. You and the MF Global Group irrevocably submit to the exclusive jurisdiction of any court located in London, England over any Employment Matter that is not otherwise arbitrated or resolved according to Section 11(b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the MF Global Group (1) acknowledge that the forum stated in this Section 11(e) has a reasonable relation to this Agreement and to the relationship between you and the MF Global Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 11(e) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 11(e) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the MF Global Group. However, nothing in this Agreement precludes you or the MF Global Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 11(b), 11(d) and this 11(e).

(f)	Governing Law. This Agreement will be governed by and construed in accordance with the law of England applicable to contracts made and to be performed entirely within that country.

(g)	Costs. MF Global will pay 50% of the costs of the arbitration, and you will pay 50% of the costs of the arbitration.

12.	General Provisions.

(a)	Construction.

(1)	References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

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(2)	The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

(3)	Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

(4)	It is your and MF Global’s intention that this Agreement not be construed more strictly with regard to you or MF Global.

(b)	Withholding. You and the MF Global Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the MF Global Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(c)	Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 8 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(d)	No Set-off or Mitigation. Your and MF Global’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the MF Global Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment (except as this Agreement specifically states).

(e)	Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours (with a notice contemporaneously given by another method specified in this Section 12(e)), (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 12(e)):

If to you, to your last address (or to the last facsimile number) shown on the payroll records of MF Global.

If to MF Global or to any other member of the MF Global Group, to:

MF Global Holdings Ltd.

717 Fifth Avenue, 11th Floor

New York, New York 10022

Attention: General Counsel

Facsimile: 212-589-6212

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with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Marc Trevino, Esq.

Facsimile: 212-291-9157

(f)	Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and MF Global acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(g)	Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and MF Global or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the MF Global Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(h)	Representations. You represent and warrant to MF Global that: (1) you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms, (2) you are not a party to any contract, agreement or understanding, written or oral, which could prevent you from entering into this Agreement or performing all of your duties and obligations hereunder, and (3) you are not a party to any agreement containing any non-competition, non-solicitation, confidentiality or other restrictions on your activities. You further represent and warrant to MF Global that, to the best of your knowledge, information and belief, you are not aware of any action taken by you (or any failure to act) that could form the basis for a breach of fiduciary duty or related claim against you by any current or former employer.

(i)	Recoupment.

(1)

In the event of a restatement of MF Global’s consolidated financial statements (beginning with the financial statements for the quarterly period coinciding with or next following the date of this Agreement), MF Global shall have the right to take appropriate action to recoup from you any portion of any Bonus and other equity or non-equity compensation received by you the grant of which was tied to the achievement of one or more specific performance targets, with respect to the period for which such financial statements are or will be restated (“Recoupment Amount”), regardless of whether you engaged in any misconduct or were at fault or responsible in any way for causing the restatement, if, as a result of such restatement, you otherwise would not have received such Bonus or other compensation (or portion thereof). In the event MF Global is entitled to, and seeks, recoupment under this Section 12(i), you shall promptly reimburse the Recoupment Amount to which MF Global is entitled to recoup hereunder. In the event you fail to make prompt reimbursement of any such Recoupment Amount to which MF Global is entitled to recoup and as to which MF Global seeks recoupment hereunder, you acknowledge and agree that MF Global shall have the right to (i) deduct such Recoupment Amount from the compensation or other payments due to you from MF Global or (ii) to take any other appropriate action to recoup such Recoupment Amount. For purposes of this Section 12(i), the Recoupment Amount shall be calculated on an after-tax basis unless such

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restatement results from your misconduct within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002.

(2)	You acknowledge that MF Global does not waive its right to seek recoupment of any Recoupment Amount as described under this Section 12(i) for failure to demand repayment or reduce the payments made to you. Any such waiver must be done in a writing that is signed by both MF Global and you.

(3)	The rights contained in this Section 12(i) shall be in addition to, and shall not limit, any other rights or remedies that MF Global may have under law or in equity, including, without limitation, any rights MF Global may have under any other MF Global recoupment policy or other agreement or arrangement with you.

(j)	Third Party Beneficiaries. Subject to Section 10, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and MF Global and your and MF Global’s permitted successors and assigns.

(k)	Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Very truly yours,

MF GLOBAL HOLDINGS LTD.

By:	Thomas F. Connolly
Title:	Global Head of Human Resources

ACCEPTED AND AGREED:

Richard Moore
Execution Date: March , 2011

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Terms Schedule

to Employment Agreement of

Richard Moore

Name	Richard Moore

Commencement Date	April 1, 2011

Position

You will serve as Regional Chief Executive Officer and Managing Director, Europe.

Your employment will be based in London, England. You acknowledge that your duties will require substantial travel to other offices.

Reporting, Authority and Responsibilities	You will report directly to the Chief Executive Officer of MF Global.

Other Activities

You may continue to serve as a senior advisor to StormHarbour Securities LLP (“StormHarbour”) and as a non-executive director of Standard & Poor’s Credit Market Services France SAS (“S&P France”) and Standard and Poor’s Credit Market Services Europe Limited (“S&P Europe”) so long as such activities do not, individually or in the aggregate, significantly interfere with your performance of your responsibilities under this Agreement or create a potential business or fiduciary conflict. If, at any time, MF Global determines that such continued activities or your retention of your existing 2% equity position in StormHarbour violate the preceding sentence, you agree to immediately resign from such position(s) or take such other action acceptable to MF Global to cure such violation.

In addition, MF Global agrees that your continued service as a senior advisor to StormHarbour (and your retention of your existing 2% equity position in StormHarbour) and your continued service as a non-executive director of S&P France and S&P Europe in accordance with the foregoing shall not be a violation of the provisions of Section 8(d) of this Agreement so long as such activities are permitted under the terms of this Agreement.

Base Salary	£600,000 per year

Bonus

Your target Bonus for the fiscal year beginning on April 1, 2011 is £1,400,000, provided that your Bonus for such fiscal year shall not be less than £900,000. Your Bonus under this Agreement will be paid in a combination of cash and equity-based awards as determined by the Board (or a committee of the Board).

The cash portion of your Bonus will be determined based on the achievement of individual and performance goals under the terms of the applicable bonus plan or programs established by the Board (or a committee of the Board).

The equity-based award portion of your Bonus will be granted under the MF Global Holdings Ltd. Amended and Restated 2007 Long Term Incentive Plan (or a successor plan) and shall be subject to the terms of that plan and the terms of your award agreement under that plan (including vesting and performance conditions).

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Stock Option Grant

MF Global will recommend to the Board (or a committee of the Board) that you be granted a nonqualified stock option (the “Stock Option Grant”) to purchase 1,000,000 shares of common stock of MF Global. The per-share exercise price will be equal to the closing price per share of common stock on the New York Stock Exchange on the grant date. The stock option will be granted under a non-stockholder approved arrangement outside of any MF Global equity plan pursuant to the New York Stock Exchange’s “inducement exception.” You agree that the granting of the stock option is an inducement material to your decision to enter into this Agreement and accept employment with MF Global. The terms and conditions of the stock option will be substantially similar to those of MF Global’s Amended and Restated 2007 Long Term Incentive Plan (except that they will not be granted under that plan) and the award agreements thereunder and the Stock Option Grant will become vested and exercisable in respect of one-third of the Stock Option Grant on each of the first, second and third anniversaries of the grant date. The award agreement will specify that, in the event of your termination by MF Global without “cause”, you shall be permitted to exercise the portion of the stock option that was vested as of the date of your termination of employment for one year after the date of your termination of employment.

The shares of common stock of MF Global underlying the Stock Option Grant shall be timely registered on Form S-8.

Additional Benefits	Holiday entitlement, consistent with Firm policy at your level, of 32 days.

Severance Period	Your Severance Multiplier will be 0.5.

Non-Competition Period	6 months after termination of employment with the MF Global Group.

Non-Solicitation Period for Clients	12 months after termination of employment with the MF Global Group.

Non-Solicitation Period for Employees	12 months after termination of employment with the MF Global Group.

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